Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT entered into as of September 17, 2024, by and between UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC (“Unique” as defined in Section A below), with an office in Jamaica, NY, and Eli Kay (“Employee”), employed at such address:

A.	Unique shall mean Unique or any of its subsidiary or related companies or affiliates. Unique may be referred to in this employment agreement as the “Employer” or the “Company”.

B.	Unique, directly and through its related or subsidiary company or companies, is engaged in the business of freight forwarding and services incidental thereto (“UNIQUE’ s Business”); and

C.	Unique desires to employ Employee and Employee desires to accept such employment, on the terms and conditions set forth in this employment agreement (the “Agreement” or the “Employment Agreement”).

In consideration of the facts mentioned above, and of the covenants and conditions set out below, the parties agree as follow:

1.	Employment

(a)	Unique agrees to employ Employee, as Chief Financial Officer (CFO). Employee shall be assigned to work at UNIQUE’s Jamaica, NY office. Employee may be reassigned at the discretion of UNIQUE’s Senior Management, in consultation with Employee. Employee understands and agrees that for purposes of employment and in connection with any issues relating to his employment, Employee’s place of employment shall be Jamaica, NY. Notwithstanding the number of days, the Employee shall work from home office or some other location, the law of the State of New York shall, without exception, govern the terms of employment.

(b)	Employee agrees to act in the foregoing capacity, in accordance with the terms and conditions contained in this Agreement, and the terms of employment applicable to regular employees at Unique. In the event of any conflict or ambiguity between the terms of the Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

(c)	Employee acknowledges that he is an exempt employee for purpose of the FLSA and all other applicable wage and hour laws.

(d)	Employee shall devote substantially all of Employee’s working time to Chief Financial Officer role for UNQL and its subsidiaries and affiliates. Employee shall render services, without additional compensation, in connection with the operation of UNIQUE’ s Business, including any activities of any affiliates and subsidiaries of Unique as may exist from time to time as directed by UNIQUE’ Senior Management.

For purposes hereof, UNIQUE’ s Senior Management shall mean the Chief Executive Officer of Unique, or its Board of Directors.

(e)	Employee and Unique both acknowledge that the employment terms and conditions were previously governed by an Employment Agreement dated December 16, 2022. This Agreement, effective September 1, 2024, supersedes all previous agreements except for the following:

a.	Unique acknowledges that employee’s start date for employment benefits purpose is February 8, 2021; and

b.	Any actions of Employee prior to the start date as contemplated under this term Employment Agreement, continue to be governed by the terms and conditions of the Employment Agreement that existed at the time of such action.

2.	“At-Will Employment” and Termination

(a)	Employee and Unique agree and understand that the Employee is an “at-will” employee. Unique shall have the right and power to terminate the Employee’s employment under this Agreement at any time for any reason or for no reason (except as is specifically prohibited by law).

(b)	Notwithstanding the above, Employer and Employee agree to provide each other six months’ notice of termination of this Employment Agreement.

(c)	In case of termination without cause and in lieu of six months’ notice of termination:

a.	The Company will continue to pay the Employee for six months his ongoing salary, and employer cost of the current medical, dental, and vision coverage selected by the Employee as of the termination date for the duration of the termination notice period.

b.	The employee will also be entitled to any bonus earned up to the date a written termination notice was issued by the Employee or the Company.

3.	Compensation

(a)	Subject to the minimum performance standards outlined in Section 3A herein, Employee shall receive a yearly salary of $275,000.00. Such salary shall be payable twice monthly on or around the 15th day of the month and the last day of the month. In addition, the Employee will receive a monthly home office allowance of $125.00 as well as an Incentive as set out in Exhibit A.

(b)	All payments shall be made in a manner consistent with the payroll practices of Employer for its Employees.

3A. Minimum Performance Standards

(a)	Qualitative and Quantitative evaluation of Employee’s performance versus key goals identified under Job Description.

(b)	Targets established from time to time by the Company including, but not limited to, budgetary targets for Company growth and profitability.

4.	Additional Employee Benefits

(a)	Employer shall reimburse Employee for all expenses reasonably incurred by Employee in connection with the performance of Employee’s duties under this Agreement to the extent that said expenses are incurred in a manner consistent with UNIQUE’ s travel and entertainment and expense policy which has been notified to Employee.

(b)	Employee shall be entitled to four weeks’ vacation each year and other general medical and Employee benefit plans as shall have been established and are continuing for Employees of Unique provided that Employee is eligible by the terms thereof to participate therein.

(c)	Employee is entitled to participate in a tailored Incentive Plan based on key goals identified in 3A above. In the event of any conflict or ambiguity between the terms of this Agreement and the terms of the applicable Incentive Plan the terms of this Agreement shall control. The applicable Incentive Plan for 2022-2023 is set out in Exhibit A.

5.	Restrictive Covenants

(a)	Non-Competition

(i)	As a material inducement to Unique to employ the Employee and to enter into this Agreement, Employee covenants and agrees that during Employee’s Employment with Unique, and for a period of twelve (12) months after the date of termination of such employment (hereinafter the “Restricted Period”), regardless of the reason or circumstances of termination of Employment, neither Employee, any of Employee’s agents or anyone acting on Employee’s behalf, shall directly or indirectly engage or participate in the business of freight forwarding or any other business which would be competitive with any business in which Unique is engaged during the period of Employee’s employment with Unique, or shall accept any employment or position with, or become associated with any person, firm or entity who is engaged, in whole or in part, in the business of freight forwarding or any other business which would be competitive with any business in which Unique is engaged during the period of Employee’s employment with Unique; provided, however, that nothing contained herein shall be construed to prevent Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over the counter market so long as Employee is not actively involved in the business of said corporation and Employee does not own more than two percent (2%) of the stock of such corporation. The restriction set forth in this Section (5 (a) (i) shall be geographically limited to the United States of America.

(ii)	As an additional material inducement to Unique to employ the Employee and to enter into this Agreement, Employee covenants and agrees that during the Restricted Period, neither Employee, nor any of Employee’s agents or anyone acting on Employee’s behalf , shall directly or indirectly engage in or participate in the business of freight forwarding or any other business which would be competitive with any business in which Unique is engaged during the period of Employee’s employment with Unique, with any customer or client or bona fide prospective customer or client of Unique(wherever located) .

(iii)	Employee acknowledges and agrees that the provisions herein are reasonable because Unique would need a period of at least 6 months for other employees to develop relationships with customers of Employee whom Employee had worked with or solicited during the Employment Term, and due to UNIQUE’s considerable expense in developing and maintaining business relationships with customers.

(b)	Non-Solicitation

During the Restricted Period, Employee covenants and agrees that Employee will not directly or indirectly, either for herself of for any other person, firm, or entity:

(i)	Solicit any employee of Unique to terminate his employment with Unique or to employ or enter into any other business relationship with such individual during his employment with Unique and for a period of twelve months after such individual terminates his employment with Unique.

(ii)	Make any disparaging statement concerning UNIQUE, UNIQUE’s business or its officers, directors, or employees that could injure, impair, or damage the relationships between Unique and any of UNIQUE’s employees, customers or clients.

(iii)	Interfere with or damage (or attempt to interfere with or damage) the relationships of Unique or any affiliate with any business or person that is (or within 6 months prior to termination of Employee’s employment was) an actual or bona fide prospective client or customer of Unique.

(iv)	Persuade or attempt to persuade any person or entity which is or was a customer or client of Unique on the date on which the Employee’s employment with Unique is terminated and with whom Employee had Material Contact (as defined below) at any time during Employee’s employment at Unique to cease doing business with Unique, or to reduce the amount of business it does with Unique. For purposes of this Agreement, “Material Contact” means any customer or client or bona fide prospective customer or client of Unique that was serviced by Employee or with whom Employee had direct interaction for purposes of furthering a business relationship.

(v)	Solicit for the benefit of the Employee, or any other person or entity, other than Unique, the business of any person or entity, which is a customer or client of Unique or was its customer or client within six (6) months prior to the termination of Employee’s employment by Unique with whom Employee had Material Contact at any time during Employee’s employment at Unique, with respect to the business of freight forwarding or any other business which would be competitive with any business in which Unique is engaged during the period of Employee’s employment with Unique..

(c)	Payment During the Restricted Period for Employee Performance Under 5(a)(i)

(i)	As consideration for Employee’s performance of the covenant set forth in Section 5(a)(i), during the Restricted Period, Unique agrees to pay Employee during the Restricted Period at the rate of one twelfth (1/12) of the Employee’s yearly salary per month, subject to UNIQUE’s right to terminate early the restrictions of Section 5(a)(i) during the Restricted Period at any time by written notice to Employee (and thereby terminate any further payments by Unique). Employee shall only receive his/her salary as defined in Section 3(a) and shall not be entitled to receive any bonus or incentive compensation.

(ii)	If Unique determines that Employee has breached the covenant in Section 5(a)(i) (or any of the covenants set forth in the Agreement) Unique may suspend any further payments or offset from such payments its reasonable estimate of damages suffered as a result of such breach in each case without prejudice to any of UNIQUE’s other rights and remedies under the Agreement.

(d)	Non-Disclosure and Non-Use

(i)	Description of Confidential Information. For purposes of this Section (d), Confidential Information means any information which is clearly either marked or reasonably understood as being confidential or proprietary including, but not limited to, information disclosed in discussions between the parties in connection with technical information, data, proposals and other documents of Unique pertaining to its business, products, services, finances, product designs, plans, customer lists, price data, trade history data, client trading activity, corporate books and records of Unique, any Unique corporate documents, banking records, litigation documents or records, arbitration documents or records, public relations and other marketing information and other unpublished information. Confidential Information shall include all tangible materials containing Confidential Information including, but not limited to, written or printed documents and computer disks and tapes, whether machine or user readable.

(ii)	Standard of Care. Employee shall protect the Confidential Information from disclosure to any person other than other employees of Employee who have a need to know, by using a reasonable and prudent degree of care, in light of the significance of the Confidential Information, to prevent the unauthorized use, dissemination, or publication of such Confidential Information.

(iii)	Exclusion. This Section (c) imposes no obligation upon Employee with respect to information that : (a) was in Employee’s possession before receipt from Employer; (b) is or becomes a matter of public knowledge through no fault of Employee; (c) is rightfully received by Employee from a third party who does not have a duty of confidentiality; (d) is disclosed under operation of law, except that employee will disclose only such information as is legally required and give Employer prompt prior notice of any requested disclosure; or (e) is disclosed by Employee with employer’s prior written consent.

(iv)	Return of Confidential Information. All documents containing any Confidential Information (as defined in (d) above) are and will remain the property of Unique at all times during and after Employee’s employment with Unique. No such documents shall be removed from the Company’s premises without the express written consent of Unique. Upon termination of Employee’s employment, Employee shall return all such documents, along with any copies, notes, abstracts, or summaries of such documents, to Unique. The Employee will immediately destroy or return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (i) the completion or termination of the dealings between the Employer and Employee under the Agreement or (ii) at such time that Employee may so request.

(v)	Notice of Breach. Employee shall notify Unique immediately upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of the Agreement by Employee, and will cooperate with Unique in every reasonable way to help Unique regain possession of Confidential Information and prevent its further unauthorized use.

(vi)	Term. The obligations under this Agreement with regard to the Confidential Information of the Employer shall remain in effect for five (5) years following employee’s termination of employment with the Employer; provided, that the obligations with regard to any Confidential Information that constitutes trade secrets of the Employer shall remain in effect as long as the information constitutes a trade secret under applicable law.

(e)	Geographical Limitations. Employee agrees with the Company that the geographical limitations on the Employee’s post-employment obligations to the Company are fair and reasonable.

(f)	Interpretation of Enforceability; Severability and Reformation. Employee acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in this Section 5 are a condition of the Employee’s employment and (i) are reasonably limited in terms of geographic area, duration and scope for the purpose of protecting the Employer’s legitimate business interests, including its property, its Confidential Information and business relationships, its goodwill, its economic advantage, and its relationships with its clients and customers, (ii) will not preclude Employee from obtaining gainful employment or work following the conclusion of Employee’s employment with the Employer, and (iii) that the services Employee intends to and is expected to provide the Company are special and unique. If any Court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any Court determines that any of the Restrictive Covenants, or any part thereof, is invalid, or not enforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. EMPLOYEE REPRESENTS AND WARRANTS THAT EMPLOYEE HAS FULLY AND CAREFULLY READ THIS AGREEMENT, INCLUDING THE PROVISIONS OF SECTION 5 AND THAT EMPLOYEE HAS BEEN ADVISED BY THE COMPANY (AND HAS BEEN AFFORDED TIME AND OPPORTUNITY) TO CONSULT AN INDEPENDENT ATTORNEY OF HIS/HER CHOOSING, EMPLOYEE HAS READ, UNDERSTANDS AND FREELY AGREES TO THE PROVISIONS CONTAINED HEREIN, INCLUDING THOSE RESTRICTIONS OF POST-EMPLOYMENT COMPETITION AND SOLICITATION IN THE FREIGHT FORWARDING MARKET.

(g)	Injunctive Relief. The parties acknowledge that the services to be rendered hereunder by Employee are special, unique and of extraordinary character. Accordingly, in the event of a breach or a threatened breach of Employee of any of Employee’s obligations under this Agreement, Unique will not have an adequate remedy at law. If Employee breaches or threatens to breach any of the Restrictive Covenants, Unique, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to immediate injunctive relief; it being acknowledged and agreed to by the Employee that any such breach or threatened breach would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company.

6.	Representation and Indemnification

Employee hereby represents and warrants that Employee is not a party to any agreement, whether oral or written, which would prohibit Employee from being employed by Unique, and Employee further agrees to indemnify and hold Unique, its directors, officers, members, shareholders and agents, harmless from and against any and all losses, cost or expense of every kind, nature and description (including, without limitation, whether or not suit be brought, all reasonable costs, expenses and fees of legal counsel), based upon, arising out of or otherwise in respect of any breach of such representation and warranty.

7.	Injunctive Relief (additional clause)

The parties acknowledge that the services to be rendered hereunder by Employee are special, unique and of extraordinary character. Accordingly, in the event of any breach or threatened breach of Employee, Unique shall be entitled to such equitable and immediate injunctive relief as may be available to restrain Employee and any business, firm, partnership, individual, corporation or entity participating in the breach of this Agreement. Nothing in this Agreement shall be construed as prohibiting Employer from pursing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Employee under this Agreement.

8.	Notices

All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the parties at their address set forth at the beginning of this Agreement with Employer’s copy being sent to Employer at its then principal office. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices thereunder. Copies of any notices to be given to Employer shall be given simultaneously to: Ross & Asmar LLC, 499 Seventh Avenue, 23rd Floor, New York, NY 10018 Attention: Steven B. Ross, Esq.

9.	Miscellaneous

(a)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties hereby irrevocably waives any objection it may have to the laying of the venue of any such action or proceeding in the State of New York. The parties hereto hereby consent to the personal jurisdiction of the courts of the State of New York, in any action, suit or proceeding for injunctive relief, as described in Section 5 and/or Section 7, for any violation by the Employee of the provisions of Section 5, and the parties agree that any such action, suit or proceeding may be brought in such courts and they further agree that service or process or notice in any such action, suit or proceeding shall be effective if given in the manner set forth in Section 8 hereof. The parties hereto agree that in any action or arbitration commenced by either party to enforce or prevent the breach or threatened breach of this Agreement, in the event Unique shall prevail in the arbitration or litigation, Unique shall be entitled to recover from the other party all of its costs and expenses, including attorney’s fees.

(b)	Employee agrees that she shall commence no action or any kind other than in the jurisdiction of State of New York. In the event that Employee commences any action outside of the jurisdiction of State of New York, the Employee agrees to indemnify the Employer for all costs and expenses incurred by the Employer, including but not limited to reasonable attorneys’ fees, for the Employer’s defense of any such claim regardless of the outcome of any claim.

(c)	This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(d)	If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstances, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent

(e)	Necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

(f)	The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

(g)	This Agreement shall inure to the benefit of and be binding upon the successor and assigns of Employer, but no interest in this Agreement shall be transferable in any manner by Employee.

(h)	This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior discussions, agreement, and undertakings, written or oral, of any and every nature with respect thereto.

(i)	This Agreement may be executed by the parties hereto in separate counterparts, which together shall constitute one and the same instrument.

(j)	In the event of the termination of this Agreement, the provisions of Sections 5, 6, 7, 8 and 9 hereof shall remain in full force and effect, in accordance with their respective terms.

(k)	All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, singular, or plural as the identity of the person or persons may require.

IN WITNESS WHEREOF, this Agreement has been executed as of the date stated at the beginning of this Agreement.

UNIQUE	Employee:

EXHIBIT A

EXHIBIT A - INCENTIVE

A-1. ANNUAL INCENTIVE PLAN

1.	Measurement Period – Based on UNQL Fiscal Year

2.	Incentive Calculation for Measurement Period

a)	Financial Measurement: Consolidated Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for UNQL.

b)	CFO’s Target: UNQL consolidated EBITDA Budget

c)	Incentive Amount:

EBITDA Against the Company’s Annual Budget	Bonus Amount
Budget Met	50% of Annual Base Salary
Budget Met 90 ~ 99.99%	30% of Annual Base Salary
Budget Met 80 ~ 89.99%	25% of Annual Base Salary
Budget Met 70 ~ 79.99%	20% of Annual Base Salary
Below 70%	No Incentive

3.	Incentive Disbursement:

a)	Payment of any incentive earned will normally be made with the salary payment.

b)	The basic salary used to calculate the incentive earned is the earning on the final day of the plan year.

c)	Payment will be subject to statutory deductions such as tax at the rate prevailing at the time of payment. Incentive payments are not pensionable.

d)	Payment will not be made to a participant who has resigned, been made redundant, or left the Company before the incentive is paid, irrespective of the amount of the plan year worked. Discretion to pay the incentive in exceptional circumstances rests with the CEO.

e)	The CEO will apply his discretion as to whether the incentive payment should be made and at what level in all other cases of leave of absence.